UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 11, 2006

U.S.B. HOLDING CO., INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12811	36-3197969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Dutch Hill Road, Orangeburg, New York	10962
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code  (845) 365-4600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a.-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events .

On August 11, 2006, the independent Directors of U.S.B. Holding Co., Inc. (the “Company”), appointed Edward T. Lutz to serve as the Lead Director of the executive sessions of non-management Directors of the Company, as required by Section 303A.03 of the New York Stock Exchange Listed Company Manual. Mr. Lutz’s appointment became effective immediately.

Mr. Lutz, age 59, has been a member of the Board of Directors of the Company and Union State Bank, the Company’s wholly owned banking subsidiary (the “Bank”), since 1999. In addition, Mr. Lutz has served as Chairman of the Company’s Audit Committee since March 2001.

Mr. Lutz holds a Bachelor of Arts Degree in Economics from Hofstra University and a Masters in Business Administration from American University in Washington, D.C. From 1968 to 1988, Mr. Lutz was employed by the Federal Deposit Insurance Corporation where he served as Bank Examiner, Review Examiner, Examination Specialist, Assistant to the Chairman, Assistant Director (Bank Supervisor) and Regional Director. From 1988 to 1996, Mr. Lutz was employed as the managing Director of Lyons Zomback & Ostrowski, Inc./Advest, Inc., an investment-banking firm. Between 1996 and 1999, Mr. Lutz continued his experience as a Managing Director with Capital Resources and later, between 1999 through 2001, as a Principal with Tucker Anthony. Mr. Lutz also serves as a Director of Hemagen Diagnostics, Inc., a public company that trades on The NASDAQ Stock Market under the symbol "HMGN". Since 2001, Mr. Lutz has served as President and CEO of Lutz Advisors Inc., a financial services consulting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S.B. HOLDING CO., INC.

Date: August 14, 2006	By:	/s/ Raymond J. Crotty
Name: Raymond J. Crotty
Title: President & C.O.O.